Dimension Data Announces Early Termination of Antitrust Waiting Periods in Connection with its Pending Acquisition of Proxicom

London, England (June 8, 2001) -- Dimension Data Holdings plc ("Dimension Data") announced that on June 5, 2001 the United States Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), in connection with Dimension Data's pending acquisition of Proxicom, Inc. ("Proxicom," Nasdaq:
PXCM). Additionally, the German Federal Cartel Office ("FCO") gave clearance for the transaction as required by the Act Against Restraints of Competition on June 7, 2001.

As previously announced, Putter Acquisition Corp., an indirect wholly-owned subsidiary of Dimension Data, is offering to purchase all of the outstanding shares of common stock of Proxicom for $7.50 per share in cash. The offer is being made pursuant to the Agreement and Plan of Merger among Dimension Data, Proxicom, and Putter Acquisition Corp., which the parties announced on May 11, 2001. The tender offer is conditioned upon, among other things, Proxicom stockholders validly tendering (and not properly withdrawing) before the expiration of the tender offer that number of shares representing (together with any shares then owned by Dimension Data and its affiliates) at least a majority of shares of Proxicom then outstanding on a fully-diluted basis, and the expiration or early termination of the HSR waiting period and clearance by the FCO. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 14, 2001, unless extended.


Contacts:

Dimension Data Holdings plc
+ 27 11 709 1000
Dirk Ackerman, Global MD i-Commerce
Richard Came, Group Strategy & Marketing Director
Karen Cramer, Investor Relations
Patrick Quarmby, Corporate Finance Director,
+27 82 900 7490
Samantha Presbury, Public Relations,
+27 83 450 9090
Louise Taylor, UK Corporate Communications
+ 44 20 7659 1600
Chris Wolf, US Marketing
+1 781 929 0307

Proxicom, Inc.
Kenneth Tarpey, Executive Vice President and CFO
+1 703 262 3200
Geary Campbell, Corporate Public Relations
+1 703 262 6134
Corey Cutler/Meredith Pudalov, Morgen-Walke Associates
+1 212 850 5600

Merrill Lynch & Co.
Tim Pratelli, UK
+44 20 7772 1000
Sam Schwartz, US
+1 212 449 1000
Nick Pagden, SA
+27 11 305 5555

Deutsche Bank AG
David Weaver, UK
+44 20 7545 8000
Andrew Bester, UK
+44 20 7545 8000
John Zacamy, US
+1 212 250 2500

Financial Dynamics
+44 20 7831 3113
Giles Sanderson/James Melville-Ross

Note to editors:

Dimension Data Holdings plc is a leading global network services and i-Commerce solutions provider, focused on enabling enterprises, telecommunications service providers and new economy companies to communicate and transact effectively in an e-enabled environment.

Listed on the London Stock Exchange, Dimension Data is a constituent of the FTSE 100 index. The Group operates in over 30 countries on six continents. It has achieved a three-year compound annual growth rate in US dollars of 73% in revenue and 36% in basic earnings per share. For more information, please go to www.didata.com.

Proxicom, Inc. is a leading e-business consulting and development company that delivers innovative Internet and multi-channel solutions for Global 1000 companies and other global businesses. The company's 1,000 strategy, creative and technology professionals provide specialized e-business development expertise for the following global practices: Automotive and Manufacturing, Communications and High Tech, Consumer Goods and Retail, Energy, Financial Services, Media and Entertainment and Service Industries. Founded in 1991, Proxicom has developed and built e-businesses for such blue-chip companies as America Online, General Electric, General Motors, Merrill Lynch, Marriott International, NBC, and Toyota Motor Sales, USA, among many others. With its headquarters in Reston, Va., Proxicom has offices in Boston, Chicago, Houston, London, Los Angeles, Munich, New York, Paris, Rome, San Francisco, and Sausalito, Calif. For more information, please visit www.Proxicom.com. As of March 31, 2001, Proxicom had net assets of $148 million and profits before taxation for the year ended December 31, 2000 of $4.6 million.

THIS DOCUMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE TENDER OFFER REFERRED TO HEREIN IS BEING MADE ONLY THROUGH THE OFFER TO PURCHASE, DATED MAY 17, 2001, AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT OF DIMENSION DATA WHICH HAS BEEN FILED BY DIMENSION DATA WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND THE SOLICITATION/RECOMMENDATION STATEMENT OF PROXICOM WHICH HAS BEEN FILED BY PROXICOM WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT: HTTP://WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO DIMENSION DATA. THE SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO PROXICOM INVESTOR RELATIONS.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON DIMENSION DATA'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE. ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING THE E-BUSINESS INTEGRATION INDUSTRY, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. DIMENSION DATA UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.